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                                 EXHIBIT NO. 11

                   STUART ENTERTAINMENT, INC. AND SUBSIDIARIES
             STATEMENTS REGARDING COMPUTATION OF PER SHARE EARNINGS
                (Amounts In Thousands, Except Per Share Amounts)
                                   (UNAUDITED)

                                                            Three Months Ended
                                                                 March 31,
                                                           --------------------
                                                             1999         1998
Shares of common stock outstanding at
  beginning of period (1)                                    6,943        6,920

Weighted-average shares issued during the period                 3            7
                                                           -------      -------
Actual weighted average share outstanding
  for the period                                             6,946        6,927

Dilutive stock options and warrants using
  average market price                                          --           --
                                                           -------      -------

Dilutive shares outstanding                                  6,946        6,927
                                                           =======      =======

Net loss                                                   $(3,116)     $(1,604)
                                                           =======      =======

Loss per share - basic and dilutive                        $ (0.45)     $ (0.23)
                                                           =======      =======

(1) This represents total outstanding shares of common stock less treasury shares.

See Notes to Consolidated Financial Statements.